As filed with the Securities and Exchange Commission on December 13, 2011
     Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

111 Sutter Street, 22nd Floor
San Francisco, CA  94104
(415) 593-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan
(Full title of the plans)

Sachin Adarkar, Esq. General Counsel 111 Sutter Street, 22nd Floor San Francisco, CA 94104 (415) 593-5400	Copies to: Keir D. Gumbs, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to Be	Offering Price	Aggregate	Registration
Title of Securities to Be Registered	Registered (1)	per Share (4)	Offering Price	Fee

Common Stock, par value $0.001 per share	12,104,532 shares(2)	$0	$0	$0(5)
Common Stock, par value $0.001 per share	1,000,000 shares(3)	$0.12	$120,000	$13.76
Total	13,104,532 shares	—	$120,000	$13.76

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents 12,104,532 shares of Common Stock reserved for future issuance under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-176377) filed with the Securities and Exchange Commission on August 18, 2011.  See “Explanatory Note.”

(3) Represents 1,000,000 shares of Common Stock reserved for future issuance under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan.

(4) The actual offering price per share will be determined in accordance with the terms of the Plan.  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the book value of Prosper common stock as of August 31, 2011 (the latest practicable date prior to the date of filing this registration statement on Form S-8).

(5) The required registration fee was previously paid with respect to 12,104,532 shares of Common Stock that are being carried forward to this Registration Statement.  See “Explanatory Note.”

EXPLANATORY NOTE

This Registration Statement registers shares of Common Stock, par value $0.001 per share, of Prosper Marketplace, Inc. (“Common Stock”) consisting of (i) 12,104,532 shares of Common Stock reserved for future issuance under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan that were previously registered by the registrant under a Registration Statement on Form S-8 (Registration No. 333-176377) filed with the Securities and Exchange Commission on August 18, 2011, and (ii) 1,000,000 shares of Common Stock reserved for future issuance under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan.

The registrant has concurrently filed a Post-Effective Amendment to the Registration Statement filed in August 2011 deregistering 12,104,532 shares of Common Stock registered but not yet sold thereunder and carrying forward the registration fee paid for such shares previously registered by the registrant under the Registration Statement filed in August 2011.  The Post-Effective Amendment is filed pursuant to Instruction E to the General Instructions to Form S-8 and the interpretations of the Division of Corporation Finance of the Securities and Exchange Commission.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the plan covered by this registration statement (the “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.                                Registration Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

Prosper Marketplace, Inc. (“Prosper”) is subject to the informational and reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC.  The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

•	Prosper’s annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011;

•	Prosper’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011;

•	Prosper’s quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 12, 2011;

•	Prosper’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 14, 2011; and

•	Prosper’s current reports on Form 8-K, filed with the SEC on June 8, 2011, August 4, 2011, and November 8, 2011.

All documents subsequently filed by Prosper pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or statement contained therein that is or is also deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

Prosper promptly will provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the General Counsel of Prosper at its principal offices, 111 Sutter Street, 22nd Floor, San Francisco, CA  94104, Telephone: (415) 593-5400.

Item 4.                                Description of Securities.

 This section describes the general terms and provisions of Prosper’s common stock. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Prosper’s amended and restated certificate of incorporation and bylaws, each of which is incorporated by reference. We encourage you to read our amended and restated certificate of incorporation and bylaws for additional information.

General

The total number of shares of stock that Prosper has the authority to issue is 153,372,696, consisting of 81,414,566 shares of Common Stock, $0.001 par value per share, and 71,958,130 shares of Preferred Stock, $0.001 par value per share, 4,023,999 of which are designated as “Series A Preferred Stock,” 3,310,382 of which are designated as “Series B Preferred Stock,” 2,063,558 of which are designated as “Series C Preferred Stock,” 20,340,705 of which are designated as “Series D Preferred Stock,” 23,222,747 of which are designated as “Series E Preferred Stock,” 10,000,000 of which are designated as “Series E-1 Preferred Stock,” and 8,996,739 of which are designated as “Series F Preferred Stock.”

Voting Rights

Shares of common stock are entitled to one vote per share. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by the holders of our preferred stock and the holders of common stock present in person or represented by proxy, voting together as a single class.

Election of Directors

So long as at least 1,000,000 shares (as adjusted for “Recapitalizations” as defined in the amended and restated certificate of incorporation) of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors.

So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors.

So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors.

So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series E Preferred Stock remain outstanding, the holders of shares of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors.

The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors.  Any additional members of Prosper’s Board of Directors shall be elected by the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock voting together as a single class.  If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

Amendments to the Amended and Restated Certificate of Incorporation and Bylaws

As long as at least 1,000,000 shares (as adjusted for Recapitalizations) of the Preferred Stock shall be issued and outstanding, Prosper shall not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock:

•
amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of Prosper, whether by merger or otherwise, if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

•	increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

•
authorize or create (by reclassification, merger or otherwise), or permit any subsidiary to authorize or create, any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

•
take any action, or permit any subsidiary to take any action, resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock, other than the repurchase of shares of Common Stock or Preferred Stock issued to or held by employees, officers, directors or consultants of or to Prosper or any of its subsidiaries upon termination of their

•	employment or services approved by the Board of Directors or pursuant to agreements providing for the right of such repurchase between Prosper and such persons;

•	consummate a “Liquidation Event” as defined in the Amended and Restated Certificate of Incorporation;

•
declare or pay, or permit any subsidiary to declare or pay, any “Distribution” as defined in the Amended and Restated Certificate of Incorporation with respect to the Preferred Stock or Common Stock of Prosper or the capital stock of any subsidiary, unless such Distribution is made to Prosper or any of its wholly owned subsidiaries;

•	take any action resulting in the increase or decrease of the authorized size of the Board of Directors; or

•
create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by Prosper, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Prosper, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) all or substantially all of the assets of such subsidiary, unless such sale, transfer, license or disposal is to Prosper or any of its wholly owned subsidiaries.

In addition, as long as at least 1,000,000 shares of Series F Preferred Stock and Series E Preferred Stock shall be issued and outstanding, Prosper shall not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least a majority of the voting power of all then outstanding shares of Series F Preferred Stock and Series E Preferred Stock, voting together as a single class:

•
amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of Prosper, whether by merger or otherwise, if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred Stock or Series F Preferred Stock holders;

•	increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

•
authorize or create (by reclassification, merger or otherwise), or permit any subsidiary to authorize or create, any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with the Series F Preferred Stock or the Series E Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

•
take any action, or permit any subsidiary to take any action, resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock, other than the repurchase of shares of Common Stock or Preferred Stock issued to or held by employees, officers, directors or consultants of or to Prosper or any of its subsidiaries upon termination of their employment or services approved by the Board of Directors or pursuant to agreements providing for the right of such repurchase between Prosper and such persons;

•	consummate a “Liquidation Event” as defined in the Amended and Restated Certificate of Incorporation;

•
declare or pay, or permit any subsidiary to declare or pay, any “Distribution” as defined in the Amended and Restated Certificate of Incorporation with respect to the Preferred Stock or Common Stock of Prosper or the capital stock of any subsidiary, unless such Distribution is made to Prosper or any of its wholly owned subsidiaries;

•
take any action resulting in the increase or decrease of the authorized size of the Board of Directors, including the “Series E Representative,” as defined in the Amended and Restated Certificate of Incorporation; or

•	issue debt in excess of $100,000, except with the approval of the Board of Directors, including the Series E Representative.

Dividend Rights

The holders of outstanding shares of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in an amount equal to the Dividend Rate specified for such shares of Preferred Stock multiplied by the Liquidation Preference for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock.  The accrued but unpaid cumulative dividends on shares of Series E Preferred Stock and Series F Preferred Stock shall be paid pari passu with one another and in preference and priority to the payment of the accrued but unpaid cumulative dividends on shares of Series D Preferred Stock.  After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock (other than E-1 Preferred Stock) in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

No Preemptive or Redemption Rights

Shares of our common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of our outstanding preferred stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders:

•
Limited Calling of Special Meetings of Stockholders.   Our bylaws provide that special meetings of our stockholders may be called only by the board of directors or by stockholders owning shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

•
Vacancies.  Our amended and restated certificate of incorporation and bylaws provide that if a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Registered Agent

 The registered agent for our common stock is the Corporation Trust Company.

Item 5.                      Interests of Named Experts and Counsel.

               Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Exculpation. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its security holders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Prosper has included such provisions in its Amended and Restated Certificate of Incorporation, as amended to date.

Indemnification. Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Amended and Restated Certificate of Incorporation and the Bylaws of Prosper, as amended to date, provide for indemnification of its respective officers and directors to the full extent permitted by applicable law.

     Insurance. Prosper has in effect, and intends to maintain, insurance to cover any person who is or was one of its directors, officers, and certain employees or agents, against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 8.                      Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.                      Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S–1 (§239.11 of this chapter) or Form S–3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, California, on December 12, 2011.

Prosper Marketplace, Inc.
By:	/s/ Christian A. Larsen
Christian A. Larsen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian A. Larsen and Kirk T. Inglis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things in his name in the capacity indicated below which they may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be issued and sold under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan, including specifically, but not limited to, power and authority to sign for him in his name in the capacity indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and he hereby approves, ratifies and confirms all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

S-1

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christian A. Larsen		December 12, 2011
Christian A. Larsen	Chief Executive Officer (principal executive officer); Director

/s/ Kirk T. Inglis		December 12, 2011
Kirk T. Inglis	Chief Financial Officer (principal financial and accounting officer); Chief Operating Officer

/s/ James W. Breyer		December 12, 2011
James W. Breyer	Director

/s/ Lawrence W. Cheng		December 12, 2011
Lawrence W. Cheng	Director

/s/ Jerome Contro		December 12, 2011
Jerome Contro	Director

/s/ Court B. Coursey		December 12, 2011
Court B. Coursey	Director

/s/ Tim Draper		December 12, 2011
Tim Draper	Director

/s/ Jeff Jacobs		December 12, 2011
Jeff Jacobs	Director

/s/ Nigel W. Morris		December 12, 2011
Nigel W. Morris	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amendment to Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan

5.1	Opinion of Sachin Adarkar, General Counsel of Prosper

23.1	Consent of Odenberg, Ullakko, Muranishi & Co. L.L.P (independent registered public accounting firm since 2009)

23.2	Consent of Opinion of Sachin Adarkar, General Counsel of Prosper (included in Exhibit 5.1)

24.1	Power of Attorney (see the signature pages of this Form S-8)